Exhibit 99.1

For Immediate Release

Contact:
Fred Pilon
StockerYale, Inc.
603-893-8778 fpilon@stockeryale.com

StockerYale Appoints New Board Member

SALEM, N.H, October 10, 2006 — StockerYale, Inc., (NASDAQ: STKR), an independent provider of advanced illumination and optical products, today announced the appointment of Ben S. Levitan to its Board of Directors. Mr. Levitan is currently President of Cedalion Partners, a management and advisory firm. Prior to Cedalion, he served as Chief Executive Officer of EnvoyWorldWide, the leading provider of multi-modal notification services and engineered its acquisition by Par3 Communications in 2005.

Mr. Levitan has built a career of developing young, fast-cycle companies and driving them to profitability. While he was at EnvoyWorldWide revenues grew ten-fold and the customer base tripled before the sale of the company. Prior to joining EnvoyWorldWide, Mr. Levitan was chief operating officer at Viant Corporation (NASDAQ:VIAN), where he led the Internet services firm to unprecedented growth, increasing revenues by 60 percent and headcount by 82 percent. He also served as chief executive officer at James Martin & Co. (now Headstrong) and was responsible for leading the company to profitability while growing annual revenues over 50% to $121 million.

Mr. Levitan holds a seat on the Board of Directors of Primavera Systems, an enterprise software company and as an advisor to several early stage ventures in the software, retail and medical industries. He is also a member of the Council on Competitiveness and YPO. Mr. Levitan received his bachelor degree from Union College, in Schenectady, N.Y. and studied at the London School of Economics in London, England.

“Ben brings a fresh perspective and proven track record for helping companies grow and succeed to StockerYale,” said Mark W. Blodgett, President and Chief Executive Officer. “His experience and guidance will be invaluable as the Company positions itself for future growth,” added Blodgett.

ABOUT STOCKERYALE

StockerYale, Inc., headquartered in Salem, New Hampshire, is an independent designer and manufacturer of structured light lasers, LED modules, and specialty optical fibers for industry leading OEMs. In addition, the company manufactures fluorescent lighting products and phase masks. The Company serves a wide range of markets including the machine vision, industrial inspection, defense, telecommunication, sensors, and medical markets. StockerYale has offices and subsidiaries in the U.S., Canada, and Europe.

For more information about StockerYale and their innovative products, visit the Company’s web site at www.stockeryale.com or contact StockerYale, Inc., at 32 Hampshire Rd., Salem, NH, 03079. Call 800-843-8011, Fax 603-893-5604, Email: info@stockeryale.com.

NOTICE TO INVESTORS:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including without limitation, those with respect to StockerYale’s goals, plans and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: uncertainty that cash balances may not be sufficient to allow StockerYale to meet all of its business goals; uncertainty that StockerYale’s new products will gain market acceptance; the risk that delays and unanticipated expenses in developing new products could delay the commercial release of those products and affect revenue estimates; the risk that one of our competitors could develop and bring to market a technology that is superior to those products that we are currently developing; and StockerYale’s ability to capitalize on its significant research and development efforts by successfully marketing those products that the Company develops. Forward-looking statements represent management’s current expectations and are inherently uncertain. You should also refer to the discussion under “Factors Affecting Operating Results” in StockerYale’s annual report on Form 10-KSB and most recent quarterly report on Form 10-QSB for additional matters to be considered in this regard. Thus, actual results may differ materially. All Company, brand, and product names are trademarks or registered trademarks of their respective holders. StockerYale undertakes no duty to update any of these forward-looking statements.

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